HORIZON OIL INTERNATIONAL LIMITED INDO-PACIFIC ENERGY (NZ) LIMITED NGATORO ENERGY LIMITED PEP 38728 ASSET SALE AND PURCHASE AGREEMENT

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AGREEMENT dated                                         2003 PARTIES
HORIZON OIL INTERNATIONAL LIMITED ( Seller ) INDO-PACIFIC ENERGY (NZ) LIMITED ( Buyer )
INTRODUCTION

A.
Seller owns an interest in the Permit which is represented by an interest in the Sale Assets, the Joint Venture Operating Agreement, the Information and the Financial Information in the proportion as specified in this Agreement.

B.	Seller agrees to sell and assign and the Buyer agrees to buy and take assignments of these interests on the terms and conditions set out in this Agreement.

AGREEMENT

1	DEFINITIONS

1.1	Unless the context otherwise requires and subject to Clause 1.2 and 2, any word or expression defined in the Petroleum Legislation has the same meaning herein.

1.2
Unless otherwise required by the context or subject matter, subject to Clause 2: Act means the Crown Minerals Act 1991, and any act modifying, amending or in substitution for such act, and all Regulations promulgated under any of the foregoing; Acquisition Agreements means the:

(a) Deed of Assignment of Royalty Interest in PEP38738;
(b) Agreement for Sale and Purchase of Data and Shares in Bligh Oil & Minerals (N.Z.) Limited(with Bligh New Zealand Limited as a further party);
(c) PEP38716 Asset Sale and Purchase Agreement; and
(d) PEP38718 Asset Sale and Purchase Agreement,
in each case between Seller and Buyer and dated on or around the date of this agreement;
"Approval" has the meaning set out in Clause 5.1(a);

“Area” means the area of the Permit; “Bank Account” means:

Bank:	Westpac Banking Corporation
Reference:	034 002
Account Number:	175 301;

“Business Day” means a day other than a Saturday or Sunday on which trading banks are open for general banking business in Wellington, New Zealand;

“Claiming Party” has the meaning given to that term in clause 8.4;

“Completion” means completion of the sale and purchase of the Sale Assets under Clause 7;

“Completion Date” means the later of:

(a)	the Day falling 2 Business Days after the last of the conditions to be satisfied in Clause 5 are satisfied; or

(b)	such other date as the Buyer and Seller agree ; “”

“Deed of Assignment and Assumption” means the deed of assignment and assumption described in Clause 5.4 and in the form set out in Schedule 3, in accordance with Article 13 of the Joint Venture Operating Agreement or a deed substantially in that form;

“Defaulting Party” has the meaning given to that term in clause 8.4.

“Disclosure Materials” means:

(a)	this Agreement;

(b)	all other information and data in connection with the transaction contemplated by this Agreement provided in writing to the Buyer, its Related Companies, representatives, advisers or employees by Seller or any of its Related Companies or any of their representatives, advisers or employees, before the date of this Agreement;

“Dispute Procedure” means a procedure:

(a)
whereby the matter in dispute is referred for a decision by a suitably qualified person appointed by Seller and the Buyer or, if they do not agree on such appointment, by a person appointed by the president or vice president for the time being of the Arbitrator s and Mediator s Institute of New Zealand Inc. on application by either Seller or the Buyer; and

(b)
under which the appointee shall, in reaching a decision, act as an arbitrator, the provisions of the Arbitration Act 1996 shall apply, the decision shall be final and binding on the parties and the cost of the appointee shall be borne by Seller and the Buyer equally, unless determined otherwise by the appointee.

“Documents” means the Deed of Assignment and Assumption, and any other agreement reasonably required to effect the assignment and transfer of any part of the Sale Assets to the Buyer (in a form satisfactory to the Buyer acting reasonably);

“Effective Date” means 30 June 2003;

“Encumbrance” means any overriding royalty interest, carried interest, net profit interest, mortgage, charge, pledge, bill of sale, lien (other than arising in the ordinary course of business), production payment or agreement for the sale of production or forward sale of production, or other material adverse contractual liability or obligation attached to the Sale Assets, including but not limited to any agreement to grant or create any of the above;

“Governmental” “Agency” means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity;

“GST” means goods and services tax imposed pursuant to the Goods and Services Tax Act 1985 (the "“GST Act”");

“Information” means geological, geophysical, or technical information in the possession of Seller that relates to the presence, absence, extent or production of hydrocarbon deposits in the Area and which has been obtained from the exploration and prospecting for Petroleum within the Area, including, without limitation, the books, records, seismic and interpretive data, notes, drawings, maps and other information (in various media) related to the Permit;

“Interim Period” means the period on and from the date of this Agreement to, but excluding, the Completion Date;

“Joint Venture Operating Agreement” means the joint venture operating agreement in respect of the Permit between (now) Horizon, Origin Energy Resources NZ Limited, Preussag Energie GmbH, Swift Energy New Zealand Limited, Springfield Oil and Gas Limited, Petroleum Resources Limited and Shell Exploration NZ Limited dated 18 December 2000;

“Joint Venturers” means the current parties to the Joint Venture Operating Agreement;

“Minister” means the Minister of Energy or any other Minister for the time being exercising the powers conferred on the Minister of Energy by the Petroleum Act 1937 or the Crown Minerals Act 1991;

“Mortgage” means the charge over the interest of the Guarantor in future revenue from Petroleum produced from the Goldie field forming part of Petroleum Mining Permit 38148 referred to in clause 4.3;

“Operator” means the operator, from time to time, under the Joint Venture Operating Agreement;

“Participating Interest” means the interest expressed as a percentage held from time to time in the Permit, the Joint Venture Operating Agreement, the Stock, the Information and the Financial Information;

“Party” means a party to this Agreement;

“PEP 38728 Joint Venture” means the joint venture applicable to the Permit and established pursuant to the Joint Venture Operating Agreement;

“Permit” means Petroleum Exploration Permit 38728 granted under the Act and any permits or leases granted pursuant thereto together with any extensions, renewals, conversions, including any petroleum mining permit issued under the Act and any substitutions, modifications or variations thereof insofar as each may respectively relate to the Area;

“Petroleum” has the meaning given in the Crown Minerals Act 1991;

“Petroleum Legislation” means the Petroleum Act 1937 and the Crown Minerals Act 1991 as well as all regulations, administrative directions, programmes and determinations made under either or both of those Acts;

“Purchase Price” means the cash consideration of $80,000.00 plus GST if applicable;

“Related Company” has the meaning given in section 2 of the Companies Act 1993;

“Relevant Authorities” means any Government Agencies with jurisdiction over the Permit and the Operators;

“Sale Assets” means the 48.00% Participating Interest of Seller;

“Tax Act” means the Income Tax Act 1994;

“Tax” means any present or future tax, levy impost, duty, rate, charge, fee, deduction or withholding of any nature and whatever called, imposed or levied by any Governmental Agency (other than GST ), together with any interest, penalty, charge, fee or other amount imposed or made on or in respect of any of the foregoing, and taxation will be construed accordingly;

“Work obligation” means in respect of the Permit, an obligation, if any, pursuant to the terms of the Permit or the Act to expend sums and/or carry out work in relation to the Permit;

“Year” means a calendar year.

2	INTERPRETATIONS In this Agreement, unless the context otherwise requires:

	(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

	(b)	words importing the singular include the plural and vice versa;

	(c)	words importing a gender include any gender;

	(d)	other parts of speech and grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

	(e)	a reference to a Clause or Schedule is a reference to a clause of or schedule to this Agreement;

	(f)	a reference to this Agreement includes the Recitals and Schedules;

(g)
a reference to any law, statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing them, and a reference to a law or statute includes all regulations, proclamations, programmes, ordinances and by-laws issued under that law or statute;

(h)
a reference to a document or Permit includes any agreement in writing, or any certificate, notice, instrument or other document of any kind and any amendment or supplement to or replacement or novation of them;

	(i)	a reference to a party to a document includes that party's successors and permitted assigns;

	(j)	where the day on or by which any thing is to be done is not a Business Day, that thing must be done on the next succeeding Business Day;

	(k)	no rule of construction applies to the disadvantage of a Party because that Party was responsible for the preparation of this Agreement or any part of it; and

	(l)	all references to $ or Dollars are references to New Zealand dollars unless otherwise specified.

3	SALE AND PURCHASE

3.1	Sale and Purchase Seller agrees to sell the Sale Assets and the Buyer agrees to buy the Sale Assets in accordance with the terms of this Agreement.

3.2	Purchase Price The Buyer shall pay to Seller the Purchase Price in the manner and at the time as provided for in this Agreement.

4	PAYMENT

4.1

Purchase Price

The Buyer shall pay to Seller the Purchase Price by means of electronic transfer or transfers of immediately available funds to the Bank Account in the name of Seller, in the following manner:

	(a)	by a payment of $16,000.00 plus GST if applicable on the Completion Date; and

	(b)	by a payment of $64,000.00 plus GST if applicable on or before the date which is 90 days after the Completion Date.

4.2

Interest

Should the Purchase Price or any part thereof not be paid on the relevant due dates then the Buyer shall pay to the Seller interest on the outstanding part of the Purchase Price at the rate of 1.5% per month compounding at monthly rests , such interest being calculated at monthly intervals on the outstanding balance of the Purchase Price and all interest which has accrued thereon pursuant to this clause over the preceding months.

4.3

Security for Purchase Price

On the Completion Date the Guarantor shall execute and deliver to the Seller a charge on the terms set out in Annexure A to the PEP38716 Asset Sale and Purchase Agreement which is one of the Acquisition Agreements over the interest of the Guarantor in future revenue from Petroleum produced from the Goldie field forming part of Petroleum Mining Permit 38148 and otherwise in a form capable of approval by and registration with the relevant authorities under the Petroleum Legislation. The Mortgage shall secure all moneys payable by the Buyer to the Seller under this Agreement and shall further secure all moneys payable by the Buyer to the Seller and/or Bligh New Zealand Limited under any and all of the Acquisition Agreements. The Seller shall not be obliged to release the Mortgage unless and until all such moneys have been paid in full to the Seller and/or Bligh New Zealand Limited as applicable.

4.4	Default in Purchase Price

(a)
Notwithstanding any other right and entitlement the Seller may have at law or under this Agreement or the Mortgage and without limiting any such rights or entitlements, where the Buyer fails to pay any instalment of the Purchase Price in accordance with clause 4.1 then at any time following such breach, the Seller may give the Buyer notice in writing requiring the Buyer to either pay the outstanding instalment with interest accrued in accordance with Clause 4.2, within 30 days of the date of the notice or after the expiration of the said 30 days immediately to transfer back to the Seller free from all Encumbrances the Sale Assets and the Buyer shall comply with such notice at its cost.

(b)
Upon being required to transfer back the Sale Assets the Buyer shall do all such things (including executing all such documents, and obtaining the consents and waiver of pre-emptive rights of the Joint Venturers) as may be required to transfer full and clear title to the Sale Assets back to the Seller provided that where the Buyer is unable to transfer the Sale Assets back to the Seller because of any or all of the Joint Venturers exercising pre-emptive rights under the Joint Venture Operating Agreement then upon such event the Buyer shall account to the Seller for so much of the moneys received by the Buyer from the Joint Venturers arising out of the exercise of such rights of pre-emption to the extent of the balance of the Purchase Price then outstanding.

	(c)	All taxes and stamp duty payable on the transfer back of the Sale Assets shall be borne by the Buyer and the Buyer shall indemnify and keep indemnified the Seller against all and any such liability.

	(d)	In addition to the rights of the Seller under this clause 4.4 and without limiting any other right or entitlement of the Seller at law or under this Agreement or the

Mortgage the Seller shall be entitled to retain so much of the Purchase Price which it has received from the Buyer in accordance with clause 4.1.

5	CONDITIONS

5.1	Conditions Precedent to Completion The respective obligations of Seller to sell and the Buyer to purchase the Sale Assets are conditional upon all the following occurring prior to Completion:

(a)
the dealings evidenced by this Agreement, and recorded in the Deed of Assignment and Assumption submitted to the Minister in accordance with Clause 5.4, being approved as required under the Petroleum Legislation
(“Approval”);

	(b)	if required by Seller, execution of all Documents by Seller and the Buyer; and

	(c)	each Joint Venturer (excluding Seller) waiving, or not exercising its preemptive rights under Article 13.4(B) of the Joint Venture Operating Agreement; and

	(d)	consent being given by each of the other Joint Venturers to the sale and purchase of the Sale Assets in accordance with this Agreement, under Article 13.4(C) of the Joint Venture Operating Agreement.

5.2

Responsibility

The conditions set out in Clause 5.1 are for the benefit of each of Seller and the Buyer and except as specified cannot be unilaterally waived. To the extent the conditions are applicable, the Buyer must use all reasonable endeavours to fulfil the conditions in Clause 5.1(b) in a timely manner and Seller must provide all reasonable assistance. Seller must use all reasonable endeavours to fulfil the conditions in Clauses 5.1(a), (b) (c) and (d) in a timely manner and the Buyer must provide all reasonable assistance.

5.3	Termination

(a)
The Party obliged to seek satisfaction of a condition contained in Clause 5.1 must keep the other Party regularly informed on the progress of the satisfaction of that condition and within 2 Business Days of satisfaction of that condition give notice to the other Party of that fact. If a Party is unable to satisfy a condition contained in Clause 5.1 it shall immediately notify the other Party.

(b)
If the conditions in Clause 5.1 are not satisfied within 90 Business Days of the Date of this Agreement (or such later date as the Parties may agree in writing) then either party may, by written notice to the other, terminate this Agreement.

(c)
If Completion does not occur within 120 Business Days after the date of this Agreement or such later time as the Parties may agree in writing, either party may terminate this Agreement by written notice to the other and in such event no Party will be under any further liability to the others, except in respect of any antecedent breaches of this Agreement.

5.4

Approval by Minister

As soon as practicable after the date of this Agreement, Seller shall apply for Approval by means of the submission of the Deed of Assignment and Assumption to the Minister, executed by both Seller and the Buyer, and the parties will use all reasonable endeavours to satisfy all requirements of the Petroleum Legislation necessary to obtain such consent.

6	PERIOD BEFORE COMPLETION

6.1	Carrying on of Business Seller shall, between the date of this Agreement and the Completion Date, subject to obligations of confidentiality where relevant:

(a)
carry out and meet its obligations pursuant to the Joint Venture Operating Agreement as directed by the Buyer, provided that, in Seller s view, such acts or omissions do not create any additional or unreasonable liability for Seller either as a Joint Venturer, the Operator or otherwise;

(b)
inform and consult with the Buyer on all material matters relating to the operation of the Sale Assets and, in particular, Seller will inform and obtain the Buyer s approval (such approval not to be unreasonably or arbitrarily withheld or delayed) before it:

		(i)	approves any new work programme and budget of operations whether under the Joint Venture Operating Agreement or otherwise;

		(ii)	approves any drilling operations which are not at the date of this Agreement approved or identified in an approved work programme and budget;

(c)
not dispose of any Sale Assets with a realisable value in excess of US$10,000 other than disposals of Petroleum, or receivables in the ordinary course of business, without first obtaining the Buyer s approval (which shall not be unreasonably or arbitrarily withheld or delayed);

	(d)	not create any Encumbrances over any of the Sale Assets;

	(e)	not, in respect of the Sale Assets:

		(i)	give notice of or otherwise institute any sole risk operation;

		(ii)	farm out the Sale Assets; or

		(iii)	surrender or relinquish any part of the Sale Assets (subject to any requirement pursuant to the Petroleum Legislation);

(f)
provide to the Buyer copies of all significant Information in respect of the Permit during that time, including any geological, geophysical or engineering or other interpretations, forecasts or evaluations of such Information;

(g)
provide the Buyer with reasonable access to employees and management of Seller to assist with the transition and to enable the Buyer and its personnel to become familiar with the operation of the Sale Assets; and

	(h)	not seek any variations to the conditions of the Permit without the Buyer's prior written consent (subject to any requirement pursuant to the Petroleum Legislation).

6.2

Access to information

In addition to its obligations under Clause 6.1, between the date of this Agreement and Completion Date Seller will, subject to Clause 13 and to any confidentiality restrictions, give the Buyer reasonable access to the Information during normal working hours, and allow the Buyer to make copies thereof, at the Buyer s cost. In exercising its rights under this Clause 6.2 the Buyer will not interfere with the business or operations of Seller. If Completion does not occur for any reason Buyer shall deliver to Seller on demand, all copies of the Information Buyer has obtained and the Buyer shall keep all such material and information confidential.

6.3

Pre-Completion Date

The Parties shall co-operate to obtain (where applicable) by the Completion Date, the execution of all required assignments, approvals, consents and releases of Seller in respect of the sale and purchase of the Sale Assets.

6.4	Joint Venture Operator

(a)
Upon Completion of this Agreement, Seller will tender its resignation as Operator. The Parties shall use their reasonable endeavours to procure the cessation of Seller s role as Operator as soon as possible.

(b)
Nothing in the foregoing provisions of this Clause 6.4 shall restrict the Parties rights under the Joint Venture Operating Agreement in regard to the activities of the Joint Venture during the Interim Period, subject to Seller complying with the terms of the Joint Venture Operating Agreement during the Interim Period.

6.5

Damage of Assets prior to Completion

If any of the Sale Assets are lost, destroyed or damaged prior to Completion and the loss, destruction or damage has not been made good by the Completion Date, and materially affects the operation of the Sale Assets, the Buyer may, at its election:

(a)
complete the purchase of the Sale Assets upon the basis that the Purchase Price is reduced by an amount equal to either the amount needed to make good the loss, destruction or damage, provided that no reduction shall be made to the Purchase Price if Seller s insurer has agreed to reinstate the Sale Assets for the benefit of the Buyer; or

(b)
complete the purchase of the Sale Assets on the basis that the Buyer is entitled to exclude from the purchase any Sale Assets which have been lost, destroyed or damaged, with a consequential reduction in the Purchase Price such reduction to be equivalent to the reduction in value of the Sale Assets; or

(c)
require Seller, which may at its election, make good the loss, destruction or damage, and complete the purchase of the Sale Assets on this basis, provided that in the event that Seller elects not to make good in accordance with this sub clause, then the provisions of sub clause (b) shall apply.

7	COMPLETION

7.1

Place and Date of Completion

Subject to the satisfaction of the conditions set out in Clause 5.1, Completion shall take place at the time specified by the Seller on the Completion Date at the offices of Horizon Oil N.L. in Sydney, New South Wales or at such other place as the Parties may agree, or at such other time as may be agreed by the Parties.

7.2	Delivery of Documents by Seller At Completion, Seller shall deliver to the Buyer:

	(a)	the Documents, executed by Seller, where applicable;
	(b)	the Deed of Assignment and Assumption required by Article 13.5 (A)(3) of the Joint Venture Operating Agreement; and

(c)
copies of all technical and other data, books, records, accounts, contracts, maps, notes, drawings and other written information constituting the Information. The Buyer, at the request of Seller, will meet with Seller prior to Completion at such times and at such venues as Seller may reasonably require, to identify these documents to be delivered by Seller on Completion.

7.3	Buyer's Obligations On Completion, following Seller complying with requirements under Clause 7.2, the Buyer must:

	(a)	execute and deliver to Seller an executed counterpart of each of the relevant Documents delivered pursuant to Clause 7.2; and

(b)
execute and deliver the Deed of Assignment and Assumption, required by Article 13.5(A)(3) of the Joint Venture Operating Agreement, executed by the Buyer in favour of the Joint Venturers, acknowledging and consenting to the sale and purchase of the Sale Assets and binding the Buyer to the terms and conditions of the Joint Venture Operating Agreement; and

	(c)	cause the Guarantor to execute and deliver to Seller the Mortgage.

7.4

Notice to Complete and Remedies on Default

If Completion does not occur on the Completion Date either Seller or the Buyer may at any time thereafter (unless this Agreement has terminated or become void) serve on the other of them notice (a Completion Notice ) to complete in accordance with this clause, but the Completion Notice shall only be effective if:

	(a)	In the case of Seller serving it, Seller is ready, able and willing to settle.

	(b)	In the case of the Buyer serving it, then the Buyer is ready, able and willing to settle. OR

	(c)	In the case of the Buyer serving it, the Buyer is not ready able and willing to settle only by reason of the default or omission of Seller;

	(d)	In the case of Seller serving it, Seller is not ready able and willing to settle only by reason of the default or omission of the Buyer.

Upon service of a Completion Notice the party on whom the notice is served shall settle within 5 Business Days after the date of service of the Completion Notice (excluding the day of service) and in respect of that period time shall be of the essence but without prejudice to any intermediate right of cancellation by either party.

7.5

Buyer Fails to Comply

If the Buyer does not comply with the terms of a valid Completion Notice served by Seller then Seller may without prejudice to any other rights or remedies available to it at law or in equity:

	(a)	sue the Buyer for specific performance; or

	(b)	without prejudice to any right of Seller to damages, give notice in writing to the Buyer terminating this Agreement.

7.6

Seller fails to comply

If Seller does not comply with the terms of a valid Completion Notice served by the Buyer then the Buyer may without prejudice to any other rights or remedies available to it at law or in equity:

	(a)	sue Seller for specific performance; or

	(b)	without prejudice to any right of the Buyer to damages give notice in writing to Seller terminating this Agreement.

7.7

Extension of Completion Notice

The party serving a Completion Notice may at the request or with the consent of the other party extend the term of the notice for one or more specifically stated periods of time and thereupon the term of the Completion Notice shall be deemed to expire on the last day of the extended period or periods and it shall operate as though this

Clause 7.7 stipulated the extended period(s) of notice in lieu of the period otherwise applicable, and time shall be of the essence of the contract accordingly. An extension may be given either before or after the expiry of the period of the notice.

7.8	Post Completion Subject to clause 10.1,at and from Completion, the Buyer is:

	(a)	entitled to title, possession and control of the Sale Assets; and

	(b)	responsible for all liabilities, obligations, expenses, claims and outgoings in relation to the Sale Assets arising on and after the Effective Date.

8	INDEMNITIES

8.1

Liabilities of the Buyer

Subject only to the limitations in Clauses 8 and 9, the Buyer shall be liable for all costs, charges, expenses, liabilities and obligations in respect of the Sale Assets, and relating to that period, from and after the Effective Date and the Buyer shall accept and discharge all liabilities for abandonment, mudpit disposal and site restoration and rehabilitation which have accrued or accrue on or after the Effective Date as a result of any acts or omissions or operations within the Area prior to the Effective Date. The Buyer shall reimburse and indemnify Seller against any such costs, charges, expenses, liabilities and obligations that are paid or incurred by Seller except to the extent an adjustment has been paid or allowed under this Agreement.

8.2

Seller s Indemnity

Subject only to the limitations in Clauses 8 and 9, Seller indemnifies the Buyer against any and all claims, actions, damages, losses, Tax, liability, obligations or expenses accruing in respect of the Sale Assets (except for Permit obligations , well abandonment costs and the liabilities referred to in clause 8.1) and relating to the period prior to the Effective Date, and/or suffered or incurred in respect of any breach of this Agreement by Seller and to the extent that the Buyer is required to include the indemnity payment as gross income for income tax purposes or pay GST output tax in respect of that amount, the indemnity payment shall be increased so that the Buyer shall receive and retain after Tax an amount that it would have received and retained had the payment not been gross income and had GST output tax not been payable.

8.3

Buyer's Indemnity

Subject only to the limitations in Clauses 8 and 9, the Buyer indemnifies Seller against any and all claims, actions, damages, losses, Tax, liability, obligation or expenses suffered or incurred by Seller in respect of any breach of this Agreement by the Buyer (including without limitation a failure to comply with clause 8.1) and to the extent that Seller is required to include the indemnity payment as gross income for income tax purposes or pay GST output tax in respect of that amount, the indemnity payment shall be increased so that Seller shall receive and retain after Tax an amount that it would have received and retained had the payment not been gross income and had GST output tax not been payable.

8.4

Limitation on Claims

Each Party s right to claim for and seek indemnity in respect of any claim, action, damage, loss, expense, Tax, liability, or obligation whatsoever (each a claim ) (whether relating to a breach of Seller s warranties in Schedule 2 or a breach of this Agreement or otherwise but excluding any claim pursuant to Clause 8.1) is limited as follows:

(a)
the Party making a claim under this Agreement ( Claiming Party ) must give written notice to the Party against which the claim is made ( Defaulting Party ) of the specific claim in question with reasonable details of the relevant claim, including, if possible, the Claiming Party s estimate of the amount of the claim, and where the claim is by the Buyer against the Seller must be made within 12 months of the Completion Date;

	(b)	the Claiming Party may only bring a claim for indemnity for an event or circumstances or series of events or circumstances if the amount claimed exceeds $10,000;

(c)
in the case of a breach or non-fulfillment of a Warranty by the Seller or a breach or non-fulfillment of this Agreement by the Seller, the maximum aggregate amount that the Claiming Party may recover in total from the Defaulting Party in relation to one or more or all claims for indemnity is the amount of the Purchase Price which has been paid to the Seller as at the date of the last of the relevant events or circumstances giving rise to the claims to occur, less the aggregate amount of any claims previously paid under or in relation to this Agreement;

(d)
subject to subclause (c), where a claim relates to a breach of the Seller s warranties, the quantum of any liability the Defaulting Party has to the Claiming Party under or in relation to this Agreement will be determined solely by reference to the effect on the value of the Sale Assets which results from the facts, matters or circumstances on which the claim is based not being as warranted;

	(e)	each of the Defaulting Party s warranties is given subject to:

(i) anything done, or omitted to be done, either under any provision of this Agreement or after the date of this Agreement at the request of, or with the approval of, the Claiming Party;

(ii)
any matter to the extent that it was taken into account in calculating the amount of any allowance, provision or reserve, or was noted in, any financial statements included in the Disclosure Materials;

	(f)	a breach of a Party s warranties shall not give rise to any other or separate cause of action for damages or other relief from misrepresentation or breach of representation or warranty or otherwise;

	(g)	no claim may be made by the Claiming Party while the Claiming Party is in breach of its obligations under this Agreement;

	(h)	no claim may be made which relates to any event, circumstances or matter preceding the date on which the Defaulting Party acquired the specific Sale

Asset to which the breach relates, except to the extent that Seller has a right to bring a claim for such event, circumstance or matter;

	(i)	no claim may be made to the extent that the relevant event would not have arisen but for:

		(i)	a breach of the law or contract, or commission of a tort by the Claiming Party;

		(ii)	any obligation or commitment entered into by the Claiming Party after Completion;

		(iii)	the Claiming Party admitting liability without the prior written consent of the Defaulting Party; or

		(iv)	a change in the law occurring after the Completion Date;

(j)
in assessing any damages recoverable for any claim there is to be deducted any savings by, or net benefit to, the Claiming Party or any current or former Related Company of the Claiming Party (including a benefit arising from the deductibility of expenditure or otherwise in respect of Tax) arising directly from the relevant event, circumstances, loss, liability, cost or expense to which the payment relates;

(k)
if the Defaulting Party makes any payment as a result of a claim ( Defaulting Party's Payment ) and the Claiming Party receives any benefit otherwise than from the Defaulting Party which would not have been received but for the circumstances giving rise to the claim in relation to which the Defaulting Party's Payment was made the Claiming Party will, once such benefit has been received, immediately pay to the Defaulting Party an amount equal to the lesser of the Defaulting Party's Payment and the amount of such benefit;

	(l)	no claim may be made for consequential or special loss or damages, loss of profits or opportunity or wasted overheads.

8.5

Notice of circumstances

The Claiming Party shall give notice to the Defaulting Party as soon as reasonably practicable after it becomes aware of circumstances that could reasonably be expected to form the basis of a claim under this Agreement, regardless of value.

8.6

Conduct of Claims

If the Claiming Party receives a claim which may give rise to a claim against the Defaulting Party under this Agreement, the Claiming Party must within 10 Business Days of receipt notify the Defaulting Party of the claim giving full details so far as practicable and, if the Defaulting Party agrees to indemnify the Claiming Party to the Claiming Party's reasonable satisfaction against all and any costs, charges and expenses which may be incurred or for which it may become liable, the Claiming Party shall take such action as the Defaulting Party reasonably instructs to avoid, dispute, resist, appeal against, compromise or defend any such claim and as applicable any adjudication in respect of it.

8.7	Continuing Indemnities and Survival of Indemnities

	(a)	Subject to Clause 8.4, each indemnity of Seller or the Buyer contained in this Agreement is a continuing obligation of Seller or the Buyer despite:

		(i)	any settlement of account; or

		(ii)	the occurrence of any other thing, and remains in full force and effect until all money owing, contingently or otherwise, under any indemnity has been paid.

	(b)	Subject to Clause 8.4 each indemnity of Seller or the Buyer contained in this Agreement:

		(i)	is an additional, separate and independent obligation of Seller or the Buyer and no one indemnity limits the generality of any other indemnity; and

		(ii)	survives the termination of this Agreement.

(c)
Each Party acknowledges that it must take such steps to mitigate any loss the subject of any indemnity in its favour as it would be obliged to take, if the loss in question gave rise to a claim for damages, rather than a right of indemnity.

8.8

Input Tax Credits

For the avoidance of doubt any indemnities given by a Party under this Agreement exclude any liability to indemnify the other Party to the extent of any GST input tax credits which may be claimed by the other Party in respect of the claim.

9	WARRANTIES

9.1

Seller

Seller makes the warranties set forth in Schedule 2 in favour of the Buyer as at the date of this Agreement and, subject to the following, as at the Completion Date. Seller shall promptly disclose to the Buyer any notices or claims received by Seller between the date of this Agreement and Completion Date in respect of the warranties in Schedule 2. If Seller reasonably believes it shall not be able to provide any of the warranties set forth in Section 1 of Schedule 2 which it is required to provide on the Completion Date, it shall promptly notify the Buyer of such anticipated inability.

9.2

Effect of Seller Notice

The Buyer shall, on receipt of Seller s notice that it is unable to provide any of the warranties on Completion Date, notify Seller whether: (a)the Buyer will accept such notice, in which case the warranty in respect thereof shall be amended to the extent of the disclosure and the matters contained in that notice; or

(b)
the Buyer will not accept such notice. In the case of a notice or claim that has a material adverse impact on the Sale Assets and the Buyer does not accept such notice, the Buyer may terminate this Agreement immediately, whereupon the Parties shall be released from all and any further obligation or liability to the other under this Agreement.

9.3

Buyer

The Buyer makes the warranties set forth in Schedule 1 in favour of Seller as at the date of this Agreement and as at the Completion Date. If the Buyer reasonably believes that it will not be able to provide any of the warranties set forth in Schedule 1 which it is required to provide on the Completion Date, it shall promptly notify Seller of such anticipated inability.

9.4

Effect of Buyer Notice

Seller shall, on receipt of the Buyer s notice that it is unable to provide any of the warranties on Completion Date, notify the Buyer whether: (a)Seller will accept such notice, in which case the warranty in respect thereof shall be amended to the extent of the disclosure and the matters contained in that notice; or (b)Seller will not accept such notice. In the case of a notice or claim that has a material adverse impact on the Sale Assets, and Seller does not accept such notice, Seller may terminate this Agreement immediately.

The Buyer agrees to indemnify Seller from all costs and liabilities incurred by Seller resulting from Seller exercising its right of termination under 9.4(b) above.

9.5	No Warranty Unless Expressly Included

(a)
Save as and to only the extent set forth in Clause 9.1, Seller makes no representations or warranties in respect of any matter or thing and disclaims all liability and responsibility for any representation, warranty, statement, opinion, information or advice made or communicated (orally or in writing (including, without restriction, electronically)) to any person, and the Buyer acknowledges and affirms that it has not relied upon any such representation, warranty, statement, opinion, information or advice in entering into or carrying out the transactions contemplated by this Agreement.

(b)
The Buyer acknowledges that it has knowledge of the subject matter of the warranties and therefore any breach of warranty shall not be enforceable against Seller to the extent that it is shown that the inaccuracy, error or omission underlying the alleged breach was known by the Buyer at the time the Buyer entered into this Agreement.

	(c)	The warranties and any liabilities of Seller are subject to the matters contained or referred to in the Disclosure Materials, and the warranties do not apply to those matters.

9.6

Knowledge

Where any warranty is qualified by any reference to the knowledge or awareness or belief of Seller, this shall mean the knowledge or awareness of the directors of Seller, and there shall be implied in that warranty or representation a warranty that such individuals have made reasonable enquiries within relevant Seller s senior management concerning the subject matter of that knowledge, awareness or belief.

9.7	Duration The warranties given by Seller and set forth in Schedule 2 shall survive the Completion Date for a period of 1 Year and then terminate.

10	PROPERTY

10.1	Property On Completion, property in the Sale Assets passes to the Buyer, but with effect on and from the Effective Date.

11	COSTS AND EXPENSES

11.1

Costs and Expenses

Each Party shall pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this Agreement, the Documents or other agreements or instruments entered into or signed in order to effect the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer shall be liable for any registration fee or other fees payable in respect of this Agreement or the Permit.

12	TAX

12.1	Nature of Payments All payments under this Agreement are to be made free and clear of and (except to the extent required by law) without any withholding for or on account of Tax.

12.2

No Withholding

If any withholding on account of Tax from any payment is required by law, then the amount in respect of which such withholding is required to be made is to be increased to the extent necessary to ensure that, after the making of that withholding, the recipient of the payment will receive (free from any liability in respect of that withholding) a net amount equal to the amount which it would have received and so retained had no such withholding been required to be made.

13	CONFIDENTIALITY AND ANNOUNCEMENTS

13.1	Agreed Announcements Subject to Clause 13.2, no Party shall, without the written consent of the other Party, issue or make any public announcement or statement regarding this Agreement.

13.2	Legal Requirements

	(a)	If a Party is required to issue or make an announcement or statement in respect of this Agreement in order to comply with:

		(i)	applicable law; or

		(ii)	the requirements of any recognised stock exchange on which the securities of a Party or any of its Related Companies are listed;

then the Parties shall agree on the form and substance of such announcement or statement and a copy of the same shall be furnished to the other Party prior to publication or release. Each Party agrees to use its reasonable endeavours to approve the form and substance of a required announcement or statement as soon as possible so that Parties are able to comply with statutory and stock exchange requirements.

(b)
If a Party is required to issue or make an announcement or statement as contemplated by sub-clause (a) and, despite using its best endeavours, has been unable to agree the form and substance of the announcement or statement with the other Party prior to the latest time by which such announcement or statement must be made, the Party required to do so may then issue or make the announcement or statement provided that:

		(i)	the other Party is first notified and furnished with a copy of the announcement or statement; and

		(ii)	to the maximum extent possible, the announcement or statement minimises the disclosure relating to this Agreement.

13.3

Confidentiality

Subject to Clauses 13.1 and 13.2, each Party agrees that the Information, Financial Information, and all information and documents which have been disclosed or provided to it or any person acting on its behalf in accordance with this Agreement or in the course of communications or negotiations in connection with the evaluation or sale of the Sale Assets including, without limitation, this Agreement must be kept strictly confidential, must not be sold, traded, published or otherwise disclosed to anyone in any manner whatsoever, or photocopied or reproduced in any way without the other Party s prior written consent, except as provided in Clauses 13.4 and 13.5.

13.4

Permitted Disclosure

Either Party (the First Party ) may use, disclose and dispose of any information subject of Clause 13.3 without the other Party s prior written consent only to the extent such information:

	(a)	was already known to both parties as of the date of disclosure under this Agreement;

(b)
is already in the possession of the public or becomes available to the public other than through the act or omission of the First Party or any Related Companies or any of their directors, employees, agents or advisers;

(c)
is required to be disclosed under applicable law, by order of a court of competent jurisdiction or by a governmental order, decree, regulation or rule, including, without limitation, any regulation or rule of any regulatory agency, securities commission or stock exchange on which the securities of the First Party or its Related Companies, are quoted; or

	(d)	is acquired independently from a third party whom the First Party reasonably believed was under no obligation of confidentiality related thereto.

13.5

Advisers

Either Party (the Disclosing Party ) is entitled to disclose the Information without the other Party s prior written consent to such of the following persons who have a clear need to know in order to give effect to the provisions of this Agreement provided that the disclosure is limited to the extent strictly required by each such person: (a)employees, officers and directors of the Disclosing Party; (b)employees, officers and directors of Related Companies of the Disclosing Party; (c)any professional adviser or auditor of the Disclosing Party; and (d)where the Disclosing Party is the Buyer, any bank financing the Buyer's acquisition of the Sale Assets.

Prior to making any such disclosure under sub-clause (c) or (d), however, the Disclosing Party shall obtain an undertaking of strict confidentiality from each person to whom disclosure of the Information is to be made expressly conferring the right to enforce such undertaking directly on the other Party and each of the parties to the Joint Venture Operating Agreement.

13.6

Responsibility of Third Parties

Each Party is responsible for ensuring that all persons to whom information was disclosed under this Agreement will keep such information confidential and will not disclose or divulge the same to any unauthorised persons and that Party indemnifies the other and its Related Companies against any and all damages, losses or expenses suffered or incurred as a result of unauthorised disclosure by such persons.

13.7

Responsibility for Related Companies

When a Party discloses information provided under this Agreement to employees, officers and directors of a Related Company of that Party, the relevant Party is responsible for the adherence of such employees, officers and directors of the Related Company to the terms of this Agreement and that Party indemnifies the other Party and its Related Company against any and all damages, losses or expenses suffered or incurred as a result of unauthorised disclosure by such persons.

13.8

Seller to Keep Confidential

Subject to Clauses 13.1 and 13.2, Seller agrees that upon Completion the Information and all other information whatsoever relating to the Sale Assets must be kept strictly confidential and must not be used, sold, traded, published or otherwise disclosed to any person in any manner whatsoever, or photocopied or reproduced in any way without Buyer s prior writter consent.

13.9	Survival of Clause 13 The provisions of this Clause 13 will survive any termination of this Agreement for a period of 5 years from the date of such termination.

14	GENERAL

14.1	Notices Any notice or other communication, including, but not limited to, any request, demand, consent or approval, to or by a Party:

(a)	must be legible and in English addressed as shown below:

	(i)	if to Seller:

		Address:	Horizon Oil International Limited
PO Box 1526
Darlinghurst NSW Australia 1300

		Attention:	B D Emmett

		Facsimile:	+612 9332 5050

	(ii)	if to the Buyer:

Address:	Indo-Pacific Energy (NZ) Limited
284 Karori Road
Karori
Wellington
New Zealand

Attention:	Jenni Lean

Facsimile:	+64 4 476 0120

or as specified to the sender by any Party by notice;

	(b)	must be signed by a Director or duly authorised signatory;

	(c)	is regarded as being given by the sender and received by the addressee:

(i)
if by delivery in person - a notice delivered personally or by courier is deemed to have been received by the Party to which it is addressed at the time and on the date that the notice is handed to an authorised officer, representative or employee of the Party to which it is addressed;

(ii)
if by post - a notice sent by registered mail, in the absence of proof to the contrary, is deemed to have been received by the Party to which it is sent at the time when the letter is shown by the return receipt to have been delivered to that Party's address;

(iii)
if by facsimile transmission - subject to paragraph (e), in the absence of proof to the contrary, on the date of despatch if the recipient's acknowledgment of receipt appears on the sender's copy of the notice or on the activity record printout of the sender's machine, or the activity record printout of the sender's machine shows a successful transmission to the recipient's facsimile machine on the date indicated on the printout, but if the time of despatch is after 4:00pm in the place to which the facsimile is sent, it is deemed to have been received at the commencement of business on the next business day in the place to which it is sent;

(d)
for the purposes of this clause, if the date of deemed receipt is a Saturday or Sunday or a public or bank holiday in the place of receipt, the notice is deemed to have been received at the commencement of the next Business Day in that place; and

(e)
in the case of indecipherable facsimiles which are identifiable as having been sent by a Party, are deemed not to have been received by the addressee if the addressee notifies the sender within 24 hours after receipt that the facsimile has been received in that form and despatches a copy of the facsimile received to the sender.

14.2	Governing Law and Jurisdiction

	(a)	This Agreement is governed by the laws in force from time to time in New Zealand.

Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of New Zealand.

14.3

Arbitration

If a dispute arises between the Parties out of or in connection with any matter set out in this Agreement (including any dispute as to its existence or validity) then that dispute shall be resolved in accordance with the Dispute Procedure.

14.4

Waivers

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

14.5	Variation A variation of any term of this Agreement must be in writing and signed by each Party.

14.6	Assignment The Buyer may assign its rights and obligations under this Agreement (including by way of change in direct or indirect corporate control) only with the prior written consent of Seller.

14.7

Entire Agreement

This Agreement embodies the entire agreement between the Parties with respect to the subject matter of this Agreement and the Parties acknowledge that this Agreement supersedes and cancels any prior agreement, arrangement or understanding, whether formal or informal, or whether express or implied with respect to the subject matter or any provision of this Agreement.

14.8

Further Actions

Following the Completion Date, at the request of the Buyer, Seller will deliver any further instrument as reasonably required and take all other reasonable actions as may be necessary to vest in the Buyer good title to the Sale Assets and to give effect to the provisions of this Agreement. Each Party shall promptly execute all documents and do all things that the other Party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it.

14.9

Relationship between the Parties

Nothing in this Agreement shall be considered or interpreted as constituting the relationship of the Parties as a partnership, or to lead to the conclusion that the Parties are jointly in receipt of income or, except as otherwise expressly provided in this Agreement, as constituting any Party, the agent or legal representative of the other, or as creating any financial relationship between them. No Party shall have any authority to act for, or assume any obligations on behalf of the other, except as expressly provided in this Agreement.

14.10

Invalidity

If a term, clause or provision of this Agreement shall be or be deemed or judged to be invalid for any reason, such invalidity shall not affect the validity or operation of any other term, clause or provision of this Agreement, except to the extent necessary to give effect to such invalidity.

14.11

Execution

The Agreement may be executed in a number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Signed facsimile copies of the Agreement received by a Party shall be interpreted as being conclusive evidence of the execution of the same in terms of this clause. Each Party shall sign an original of the same as soon as possible as the provisions of this clause are utilised and supply each original to the other forthwith.

14.12	Time The Parties agree that time is of the essence of this Agreement.

15	NEW ZEALAND GOODS AND SERVICES TAX

(a) The Parties acknowledge that GST is chargeable on the sale by Seller to Buyer of the Sale Assets.

(b) Seller will issue a GST tax invoice for the amount of the Purchase Price (together with GST thereon).

(c) Upon receipt of such GST tax invoice, Buyer will promptly pay such GST to Seller for payment to the New Zealand Inland Revenue Department and Buyer will (or will procure that any body or group that Buyer is or was at the relevant time a member of will) at the first opportunity to do so, claim a GST input credit from the New Zealand Inland Revenue Department in respect of that sale.

16	GUARANTEE

(a)

In this clause 16 unless the context otherwise requires:

Agreement means this Agreement;

Guarantor s Obligations means the obligations of the Guarantor set out in clause 16(b) or any other provision of this Agreement to which clause 16(b) relates;

Buyer s Obligations means the due and punctual observance and performance by the Buyer of all liabilities, obligations and agreements (whether contingent, prospective or actual) to Seller under or in connection with this Agreement;

Insolvency includes administration, bankruptcy, compromise, arrangement, amalgamation, receivership, reconstruction, winding up, liquidation, dissolution and assignment for or compromise with creditors and Insolvent will be construed accordingly.

(b)	In consideration of Seller at the request of the Guarantor entering into this Agreement, the Guarantor unconditionally:

	(i)	guarantees the Buyer s Obligations; and

	(ii)	indemnifies Seller against any loss or liability the Seller incurs arising from or connected with the Buyer s Obligations.

(c)	Each of the Guarantor s Obligations:

	(i)	is a principal obligation and will not be treated as ancillary or collateral to any other right or obligation however created or arising;

(ii)
may be enforced against the Guarantor without the Seller first being required to exhaust any remedy it may have against the Buyer or to enforce any security it may hold with respect to the Buyer s Obligations;

	(iii)	is a continuing guarantee and indemnity for the whole of the Buyer s Obligations and will be irrevocable and will remain in full force and effect until discharged; and

(iv)
will not be considered as wholly or partially discharged by the performance at any time of any of the Buyer s Obligations or by any settlement of account or by any other matter or thing whatever and will apply to the present and future scope of the Buyer s Obligations.

(d)
The liability of the Guarantor is absolute and will not be affected by any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate the Guarantor from the Guarantor s Obligations in whole or in part including without limiting the generality of the foregoing:

	(i)	the grant to the Buyer or any other person of any time, waiver or other indulgence or concession, or the discharge or release of any other security held by Seller in respect of Buyer s Obligations;

	(ii)	any transaction or arrangement that may take place between Seller and Buyer, the Guarantor or any other person;

	(iii)	the Insolvency of Buyer;

(iv)
Seller exercising or refraining from exercising any other security or any of the rights, powers or remedies conferred on it by law or by this Agreement or any other agreement with any person, or taking or failing to take any other security;

(v)
the variation (including a variation which increases the Buyer s Obligations), extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part of this Agreement, or any security now or in the future held by Seller from the Buyer, the Guarantor or any other person;

	(vi)	the Buyer s Obligations or any part of them being or becoming wholly or partially illegal, void, voidable or unenforceable;

	(vii)	a failure by Seller to give notice to the Guarantor of any default by Buyer under this Agreement; or (viii) any legal limitation, disability, incapacity or other circumstances related to Buyer.

(e)	The guarantee and indemnity given pursuant to this clause extends to cover this Agreement as amended, varied or replaced, either with or without the consent of the Guarantor.

(f)
If Buyer becomes Insolvent, the Guarantor authorises the Seller to prove for all moneys which Buyer or any other person will have paid under this Agreement and to retain and to carry into a suspense account and to appropriate at the discretion of Seller any dividends received in the Insolvency of Buyer and all other moneys received in respect of the Buyer s Obligations until Seller has been paid in full in respect of the Buyer s Obligations.

EXECUTION:

HORIZON OIL INTERNATIONAL LIMITED by:

Signature of Director	Signature of Witness

Name of Director	Name of Witness

INDO-PACIFIC ENERGY (NZ) LIMITED by:

Signature of Director	Signature of Director

Name of Director	Name of Director

NGATORO ENERGY LIMITED by:

Signature of Director	Signature of Director

Name of Director	Name of Director

SCHEDULE 1

WARRANTIES OF BUYER

1.	The Buyer is duly incorporated with limited liability and validly existing under the laws of its country of incorporation.

2.
The documents which contain or establish the Buyer's constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, the Buyer to execute and deliver this Agreement and to consummate or cause to be performed its obligations under this Agreement.

3.
This Agreement and the further documents to be executed by the Buyer hereunder, constitute legal, valid and binding obligations of the Buyer enforceable against it in accordance with their respective terms by appropriate legal remedy.

4.
The signing and delivery of this Agreement and the performance of the transactions contemplated by this Agreement will not contravene or constitute a default under the provisions contained in the Buyer's constitution or any agreement, instrument, law, regulation, judgement, order, injunction, licence, permit or consent by which the Buyer is bound.

5.	The Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transaction herein provided for which Seller will have any obligation.

6.	The Buyer is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened.

7.	The Buyer is not in liquidation or official management and no proceedings have been brought or threatened for the purpose of winding up the Buyer or placing it under official management.

SCHEDULE 2

WARRANTIES OF SELLER

1.	INFORMATION AND MATERIAL CIRCUMSTANCES

1.2
All information given by or on behalf of Seller (whether by any director, agent, professional adviser or other person) to the Buyer or any director, agent, professional adviser or other representative of the Buyer in respect of the Sale Assets (including the information contained in the Disclosure Materials) was, when given, and is now, true, complete and accurate in all material respects.

1.3
Seller is not aware of any material circumstance which has not been disclosed in writing to the Buyer and which might reasonably be expected materially and adversely to affect the financial position or profitability of the Sale Assets or which might otherwise be material to a purchaser of the Sale Assets.

1.4
No receiver or statutory or official manager has been appointed in respect of the Sale Assets, no application or order has been made and there are no circumstances existing which will, or with the passing of time or giving of notice or making of any court order may, result in the appointment of a receiver or statutory or official manager of any of the Sale Assets.

1.5
Except for the pre-emptive rights under the Joint Venture Operating Agreement, neither the execution of this agreement, nor the transfer of the Sale Assets to the Buyer or its nominee pursuant to this agreement, nor any other provision of this agreement, will:

(a) entitle any person to acquire, or to require Seller to dispose of, any right or benefit relating to any of the Sale Assets to which Seller is entitled, or any interest therein; or

(b) otherwise cause or be likely to cause any right or benefit of or relating to any Sale Asset to be cancelled, terminated or lost or adversely qualified or impaired.

2.	RECORDS

2.1
Seller holds all accounting and other records relating to the Sale Assets which it is bound by law to retain either indefinitely or for a particular period or periods and such records have been properly and fully maintained.

3.	SALE ASSETS OPERATIONS

3.1	Seller is not in breach of any statutory provision, order, by-law or regulation binding on, or applicable to it, with regard to the Sale Assets.

3.2	Seller is not a party to any guarantee or indemnity in respect of, nor liable or contingently liable in any way for the obligations of, any other person and relating in any way to the Sale Assets.

3.3	The Seller is not aware of any unsatisfied requisition by or dispute with any Governmental Agency, affecting or relating to any of the Sale Assets.

3.4
Seller has not disclosed to any person other than the Buyer any of Seller s secret or confidential information or property relating to the Sale Assets, or any other information relating to the Sale Assets or its affairs, the disclosure of which might cause loss or damage to, or adversely affect, the Sale Assets.

4.	AUTHORITY AND CORPORATE STANDING

4.1	Seller is duly incorporated with limited liability and validly existing under the laws of its country of incorporation.

4.2.
Seller has corporate authority to execute and deliver this Agreement and consummate or cause to be performed its obligations under this Agreement, and this Agreement does, and the further documents to be executed by Seller hereunder will, constitute legal, valid and binding obligations of Seller enforceable against it in accordance with their respective terms by appropriate legal remedy.

4.3.
The signing and delivery of this Agreement and the performance of the transactions contemplated by this Agreement will not contravene or constitute a default under the provisions contained in Seller s constitution or any agreement, instrument, law, regulation, judgement, order, injunction, licence, permit or consent by which Seller is bound.

4.4	Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transaction herein provided for which the Buyer will have any obligation.

4.5	Seller is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened.

4.6	Seller is not in liquidation or offical management and no proceedings have been brought or threatened for the purpose of winding up Seller or placing it under official management.

5.	TITLE

5.1
Seller has legal and beneficial ownership of the Sale Assets, subject to the Permit, the Joint Venture Operating Agreement and as set out in the Disclosure Materials. 5.2 Seller s legal and beneficial ownership of the Sale Assets is free and clear of all Encumbrances other than as set out in the Permit, the Joint Venture Operating Agreement, and under the Petroleum Legislation or otherwise in the Disclosure Materials.

6.	LITIGATION

6.1
Other than as disclosed in information provided to the Buyer in relation to this Agreement the Seller is not aware of any actual or pending litigation, mediation or arbitration proceedings or unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against Seller relating to the Sale Assets.

6.2	The Seller is not aware of any cause of action relating to the Sale Assets which could or might be used for the purpose of commencing legal proceedings, either civil or criminal, against the Buyer.

6.3
Seller is not a party to any legal action or proceedings (other than as plaintiff in normal debt collection matters), arbitration, or statutory or governmental inquiry of any kind in relation to the Sale Assets nor is Seller aware of any such legal proceedings, arbitration or inquiry which are pending or threatened against or involve Seller in relation to the Sale Assets.

6.4	The Seller is not in default of the Joint Venture Operating Agreement in such a way that would have an adverse effect on the Sale Assets.

7.	ENVIRONMENTAL

7.1
Seller is not aware of any current, pending or threatened civil, criminal or administrative action, or other proceeding or suit, under any law relating to the environment applicable to the Sale Assets.

SCHEDULE 3

DEED OF ASSIGNMENT AND ASSUMPTION

BETWEEN

HORIZON OIL INTERNATIONAL LIMITED

and

INDO-PACIFIC ENERGY (NZ) LIMITED

and

[OTHER PARTY]

DEED dated 2003

BETWEEN	INDO-PACIFIC ENERGY (NZ) LIMITED ( Assignee )

AND	HORIZON OIL INTERNATIONAL LIMITED ( Assignor )

AND	[ ] of [ ] (“Other Party”)

RECITALS

A
By a Joint Operating Agreement dated 18 December 2000 (as the same may be amended from time to time) the Assignor and the Other Party established a joint venture and set forth their respective rights, duties and obligations inter se with respect to the exploration for Petroleum and the appraisal of any Discovery made in the area of the Permit and for certain other matters on the terms and conditions therein set out.

B	The Assignor is the holder of a 48.00% interest in PEP 38728 issued under the Crown Minerals Act 1991 of New Zealand and the Other Party is the holder of a [ ]% interest in that Permit.

C	The Assignor has agreed to assign a portion of its Participating Interest to the Assignee with effect from the [ ] (“Effective Date”) evidenced by an agreement dated the day of 2003.

D
By the terms of Article 13 of the Joint Operating Agreement such assignment is conditional on the Assignee covenanting with the Assignee and the Other Party in the form hereof and obtaining the consent of the Minister.

E	The parties have entered into this Deed to satisfy the requirements of the Joint Operating Agreement.

IT IS AGREED THAT:

1.	DEFINITIONS

1.1

In this Deed, including the Recitals, except to the extent that the context otherwise requires:

“Act” means the New Zealand Crown Minerals Act 1991 and any amendments, substitutions or regulations made thereunder.

“Deed” means this deed, and any schedules hereto and the parties agree to be bound by them.

“Effective Date” means [***].

“Joint Operating Agreement” means the operating agreement for the Permit Area negotiated and executed on or about 18 December 2000.

“Participating Interest” has the meaning given to that term in the Joint Operating Agreement.

“PEP38728” means petroleum exploration permit 38728 issued under the Act as may be amended from time to time and “Permit” “Area” means the land making up PEP38728 from time to time.

“Clauses in Schedules:” references to clauses and schedules are references to this Deed s clauses and schedules.

“Headings:” section, clause and other headings are for ease of reference only and will not effect this Deed s interpretation.

“Negative Obligations:” any obligation not to do anything includes an obligation not to suffer, permit or cause that thing to be done.

“Parties:” references to parties are references to parties to this Deed.

“Persons:” reference to persons includes references to individuals, companies, corporations, partnerships, firms, joint ventures, associations, trusts, organisations, governmental or other regulatory bodies or authorities or other entities in each case whether or not having separate legal personality. “Plural and Singular:” words importing the singular number include the plural and vice versa.

“Statutes and Regulations:” references to any statutory provision includes any statutory provision which amends or replaces it, and any subordinate legislation made under it.

“Application of Joint Operating Agreement:” In this Deed (including the recitals hereto) unless the context otherwise requires, expressions defined or given a special meaning in the Joint Operating Agreement shall have the same meanings in this Deed.

2.	COVENANTS

2.1

Assignment:

In consideration of the sum of $1.00 paid to the Assignor by the Assignee (the receipt of which is hereby acknowledged), the Assignor hereby assigns and transfers to the Assignee a 48.00% Participating Interest in PEP 38728 with effect from the Effective Date. The Assignee accepts such assignment, so that with effect from the Effective Date, the Participating Interests in PEP 38728 and the PEP 38728 Joint Venture will be held as follows:

Assignor: [***]

Assignee: [***]

Other Party: [***]

2.2
Conditional: This Deed and the assignment provided for by it are subject to and conditional upon the consent of the Minister given to this Deed and to the assignment pursuant to the Act. The Assignor shall promptly apply for approval of this Deed in accordance with the Act as soon as practicable after the date of this Deed. Upon the date of obtaining that consent, this Deed and the assignment will be binding and effective and will relate back to and take effect on and from the Effective Date. If the condition is not satisfied by 3 months from the date of this Deed (or such later date as the Assignor and Assignee may agree) then the Assignor s obligation hereunder to transfer and assign the subject Participating Interest shall be at an end.

2.3

Assignee Covenants:

The Assignee, to the extent of the 48.00% Participating Interest assigned to it under this Deed, assumes and covenants with each of the Assignor and the Other Party to perform, with effect from the Effective Date, the liabilities, obligations, responsibilities and duties of the holder of a Participating Interest under the Joint Operating Agreement as if the Assignee were originally a party thereof and the Assignor s obligations under the Farmout Agreement including without limitation all liability to pay costs and expenses under an AFE issued prior to the Effective Date, where such costs and expenses relate to expenditure to be incurred on and from the Effective Date.

2.4

Existing Participants:

Each of the Assignor and the Other Party covenant with the Assignee to be bound by, observe and perform their respective obligations under the Joint Operating Agreement to the extent of their respective Participating Interests in PEP 38728 and the PEP 38728 Joint Venture.

3.

RELEASE

To the extent that such obligations or liabilities relate to the Participating Interest of the Assignor acquired by the Assignee and for which liability is assumed by the Assignee in terms of this Deed the Other Party releases and discharges the Assignor with effect from and after the Effective Date from all claims, demands and liabilities whatsoever in respect of the Assignor s covenants and obligations under or in connection with or in any way arising out of the Joint Operating Agreement.

4.	ASSIGNEE ADDRESS The address of the Assignee for the purposes of clause 18.4 of the Joint Operating Agreement shall until a new address is substituted thereof, be as follows: [Insert]

5.	GENERAL

5.1
Each of the parties hereto shall promptly make, do, execute and deliver all such acts, instruments and things as are necessary or desirable to implement and give full effect to the provisions of the Joint Operating Agreement and this Deed (including obtaining the consent of the Minister).

5.2
All the costs of preparation, execution and stamping of this Deed, all counterparts thereof and all documents ancillary thereto shall be borne and paid by the Assignee, but otherwise each party shall bear and pay its own legal costs. All stamp duty, consent fees or taxes payable on the Deed shall be borne and paid by the Assignee.

5.3
For all purposes this Deed shall be governed by and construed in accordance with the laws of New Zealand for the time being in force. The parties hereby submit to the non-exclusive jurisdiction of the Courts of New Zealand and all Courts competent to hear appeals therefrom.

5.4	This Deed may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

5.5
If any of the provisions of this Deed are invalid or unenforceable, the invalidity or unenforceability shall not, affect the operation, construction or interpretation of any other provision of this Deed with the intent that the invalid or unenforceable provisions shall be treated for all purposes as severed from this Deed.

5.6	All parties confirm that the Joint Operating Agreement is in full force and effect save as amended by this Deed.

IN WITNESS WHEREOF the parties hereto have duly executed this Deed the day and year first hereinbefore mentioned.

SIGNED for and on
Behalf of
HORIZON OIL INTERNATIONAL LIMITED

__________________________
Director

__________________________
Witness

SIGNED for and on
Behalf of
INDO-PACIFIC ENERGY (NZ) LIMITED

__________________________
Director

__________________________
Director